Filed Pursuant to Rule 424(b)(2)
File No. 333-160018

Pricing Supplement No. 122

Dated: November 16, 2011

(To Prospectus dated June 16, 2009 and Prospectus Supplement dated June 16, 2009)

CALCULATION OF REGISTRATION FEE
Class of securities offered	Medium-Term Senior Notes, Series D
Aggregate offering price	$1,000,000,000
Amount of registration fee	$114,600*

*The filing fee of $114,600 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 page(s).

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series D

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $1,000,000,000

Issue Price:  100.034%, plus accrued interest of $4.822 per $1,000 in principal amount of the notes

Proceeds to Company on original issuance:  $1,001,662,222.22 (before expenses)

Commission:  $3,500,000 (0.350%)

Agent:
[ ] Banc of America Securities LLC	[ ] J. P. Morgan Securities Inc.
[ ] Barclays Capital Inc.	[ ] Merrill Lynch Pierce Fenner & Smith Inc.
[ ] BNP Paribas Securities Corp.	[ ] RBS Securities Inc.
[ ] BNY Mellon Capital Markets, LLC	[X] UBS Securities LLC
[X] Citigroup Global Markets Inc.	[ ] Utendahl Capital Partners, L.P.
[ ] Credit Suisse Securities (USA) LLC	[ ] Wells Fargo Securities, LLC
[ ] Deutsche Bank Securities Inc.	[X] The Williams Capital Group, L.P.
[X] Goldman, Sachs & Co.	[X] Other: CastleOak Securities, L.P. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc., nabSecurities, LLC

Agent	Amount
Citigroup Global Markets Inc.	$266,700,000
Goldman, Sachs & Co.	266,700,000
UBS Securities LLC	266,700,000
Mitsubishi UFJ Securities (USA), Inc.	63,400,000
Mizuho Securities USA Inc.	63,300,000
nabSecurities, LLC	63,200,000
CastleOak Securities, L.P.	5,000,000
The Williams Capital Group, L.P.	5,000,000

Total	$1,000,000,000

Agents’ capacity on original issuance:	[ ] As Agent
[X] As Principal

If as principal:

[   ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

[X] The Notes are being offered at a fixed initial public offering price of 100.034% of Principal Amount or Face Amount, plus accrued interest.

Form of Note:  [X] Global [   ] Definitive

Trade Date:	November 16, 2011

Original Issue Date:	November 21, 2011

Stated Maturity:	September 19, 2016

Specified Currency (if other than U.S. Dollars):  N/A

Authorized Denominations (if other than as set forth in the Prospectus Supplement):  Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates:  Semi-annually on the 19th day of each March and September. If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.

First Interest Payment Date:  March 19, 2012

Indexed Principal Note:  [   ] Yes (See Attached) [X] No

Type of Interest Rate:  [X] Fixed Rate [   ] Floating Rate [   ] Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes): 2.800%

Initial Interest Rate (Floating Rate Notes): N/A

Base Rate:	[ ] CD Rate	[ ] Commercial Paper Rate
	[ ] EURIBOR	[ ] Federal Funds Rate
	[ ] LIBOR	[ ] Treasury Rate
	[ ] Prime Rate	[ ] Other (See Attached)

Calculation Agent:  The Bank of New York Mellon

Computation of Interest (If other than as set forth in the Prospectus Supplement):

[X] 30 over 360	[ ] Actual over Actual
[ ] Actual over 360	[ ] Other (See Attached)

Interest Reset Dates: N/A

Rate Determination Dates (If other than as set forth in the Prospectus Supplement):  N/A

Index Maturity:  N/A

Spread (+/-):  N/A

Spread Multiplier:  N/A

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

[   ]  Yes (See Attached)               [X]  No

Maximum Interest Rate:  None

Minimum Interest Rate:  None

Amortizing Note:  [   ]  Yes (See Attached)               [X]  No

Optional Redemption:   [   ]  Yes      [X]  No

Optional Redemption Dates:	N/A
Redemption Prices:	N/A
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part

Optional Repayment:   [   ]  Yes      [X]  No

Optional Repayment Dates:	N/A
Optional Repayment Prices:	N/A

Discount Note:   [   ]  Yes      [X]  No

Total Amount of OID:	N/A
Bond Yield to Call:	N/A

Yield to Maturity:  2.792%

CUSIP:  0258M0DC0

ISIN:  US0258M0DC07

DESCRIPTION OF THE NOTES:

The Medium-Term Senior Notes offered hereby are intended to be fully fungible and be consolidated and form a single issue for all purposes with the issuer’s $1,300,000,000 aggregate principal amount of 2.800% Fixed Rate Senior Notes due September 19, 2016, as described in the issuer’s pricing supplement number 121, dated September 14, 2011.

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated June 16, 2009 and Prospectus Supplement dated June 16, 2009, to which reference is hereby made.